Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Scott Christian
CFO Xata Corporation
952-707-5600
Xata Reports Fiscal 2011 Second Quarter Results
Software revenue growth of 6 percent results in a $0.04 non-GAAP earnings per diluted share for second quarter of fiscal 2011
MINNEAPOLIS, May 5, 2011 — Xata Corporation (NASDAQ:XATA) reported results for its second quarter of fiscal year 2011 ended March 31, 2011.
Total revenue was $16.7 million for the quarter ended March 31, 2011, compared to $18.1 million for the same period of fiscal 2010. Net loss to common shareholders for the second quarter of fiscal 2011 was $1.0 million, compared to a net loss to common shareholders of $2.1 million for the same period in fiscal 2010. Other comments include:
•	Software revenue increased $0.6 million from $10.8 million to $11.4 million for the quarters ended March 31, 2011 and 2010, respectively. The 6 percent growth in software revenue in second quarter of fiscal 2011 was fueled by growth in our Saas products, XataNet and Xata Turnpike increased 8 percent and 39 percent, respectively.

•	Fiscal 2011 second quarter software revenue accounted for approximately 68 percent of total revenue, compared to 60 percent for the same period of fiscal 2010.

•	The Company acquired 70 new customers in the second quarter of fiscal 2011.

•	Hardware system and service revenues were $5.3 million in the second quarter of fiscal 2011 compared to $6.7 million in the second quarter of fiscal 2010. Many new customers are adopting the no upfront cost Xata Turnpike solution.

•	Cash flow from operations was $2.9 million for the second quarter of fiscal 2011.
“Our growth strategy continues to generate increased software revenue” said Jay Coughlan, chairman and president of Xata. “Offsetting this growth was slower than anticipated customer transition to our next generation onboard XataNet platform. We are excited about our new platform and are looking forward to increased customer adoption.”
“Continued growth in our higher margin software revenue allowed the Company to generate positive non-GAAP earnings and cash flow from operations,” said Scott Christian, chief financial officer of Xata.
Overall gross margins were approximately 48 percent for the second quarter of fiscal 2011, compared to approximately 50 percent for the same period of fiscal 2010. This margin decrease was the result of lower hardware systems and services margins as software margins improved to 76 percent, an improvement of 2
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Xata Releases Fiscal 2011 Second Quarter Results — Page 2
percentage points as compared to the same period in the prior year.
Selling, general and administrative costs decreased $0.2 million from $6.9 million to $6.7 million for the three months ended March 31, 2010 and 2011, respectively.
Research and development costs were $2.2 million and $1.6 million for the second quarter of fiscal 2011 and 2010, respectively. The increase reflects a continued investment in research and development to support the new compliance requirements facing the trucking industry and to continue to adding new product functionality.
Net loss to common shareholders for the second quarter of fiscal 2011 improved to $0.8 million, compared to a net loss to common shareholders of $2.1 million for the same period in fiscal 2010. As a result, the Company reported a loss of $0.07 per diluted share for the three months ended March 31, 2011 compared to a loss of $0.23 per diluted share in the same period last year.
For the second quarter of fiscal 2011, the Company reported non-GAAP earnings (earnings before interest (net), non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $1.1 million compared to $2.4 million for the same period of fiscal 2010 as we continue to invest in new product functionality.
As of March 31, 2011, the Company held $14.5 million in cash and cash equivalents and had working capital of $17.4 million, excluding the current portion of long-term obligations and deferred revenue and applicable deferred costs.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below.
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Xata Releases Fiscal 2011 Second Quarter Results — Page 3
About Xata
Xata Corporation (NASDAQ: XATA) provides intuitive, automated fleet management software solutions to the trucking industry. By delivering real-time critical information on vehicle and driver performance, Xata makes it easy for fleet managers, dispatchers and drivers to collect, sort, view and analyze data to help reduce costs, increase safety and compliance, and improve customer satisfaction.
Our award-winning solutions include 1) XataNet, a full featured, enterprise-wide solution that helps private and for-hire fleets drive continuous improvement, and 2) Xata Turnpike, a technologically advanced, low-cost, easy-to-install solution that runs on drivers’ existing cell phones, smartphones and tablet computers. Both solutions help fleet managers and drivers meet established and emerging electronic onboard recorder (EOBR) regulations. We also offer a portfolio of professional services, including implementation, training and consulting to help our customer deliver bottom-line results. Today Xata solutions increase the productivity of approximately 112,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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Xata Releases Fiscal 2011 Second Quarter Results — Page 4
Xata Corporation
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenue	$16,741	$18,104	$30,719	$35,628

Cost of goods sold	8,643	9,065	14,301	18,757
Selling, general and administrative	6,664	6,925	12,777	13,075
Research and development	2,248	1,599	4,472	2,933
Acquisition related costs	—	58	—	837

Total costs and expenses	17,555	17,647	31,550	35,602

Operating loss	(814)	457	(831)	26
Net interest and other expense	(95)	(88)	(178)	(364)
Interest expense on financing activities	—	(579)	—	(1,358)
Acquisition related interest and mark to mark	—	(192)	—	(354)

Loss before income taxes	(909)	(402)	(1,009)	(2,050)
Income tax benefit	(182)	—	(197)	—

Net loss	(727)	(402)	(812)	(2,050)

Preferred stock dividends and deemed dividends	(54)	(1,706)	(89)	(1,771)

Net loss to common shareholders	$(781)	$(2,108)	$(901)	$(3,821)

Net loss per common share:
Basic and diluted	$(0.07)	$(0.23)	$(0.09)	$(0.43)

Weighted average common and common share equivalents:
Basic and diluted	10,612	9,146	10,307	8,896

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Xata Releases Fiscal 2011 Second Quarter Results — Page 5
Xata Corporation
Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	September 30,
	2011	2010
	(Unaudited)
Current assets
Cash and cash equivalents	$14,519	$13,374
Accounts receivable, net	8,505	11,392
Inventories	2,498	3,047
Deferred product costs	1,792	2,042
Prepaid expenses and other current assets	1,009	1,260

Total current assets	$28,323	$31,115

Equipment and leasehold improvements, net	7,462	5,798
Intangible assets, net	13,903	14,901
Goodwill	17,866	17,048
Deferred product costs, non-current	1,261	1,757
Other assets	353	420

Total assets	$69,168	$71,039

Current liabilities
Current portion of long-term obligations	$1,070	$839
Accounts payable	4,748	5,138
Accrued expenses	4,402	4,872
Deferred revenue	3,678	5,070

Total current liabilities	$13,898	$15,919

Long-term obligations, net of current portion	905	485
Deferred revenue, net of current portion	2,414	3,591
Deferred tax liabilities	1,845	1,905
Other long-term liabilities	600	638

Total liabilities	$19,662	$22,538

Shareholders’ equity
Preferred stock	44,063	43,980
Common stock	44,656	41,637
Contingent common stock earn-out	4,062	6,452
Accumulated deficit	(45,030)	(44,129)
Accumulated other comprehensive income	1,755	561

Total shareholders’ equity	49,506	48,501

Total liabilities and shareholders’ equity	$69,168	$71,039

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Xata Releases Fiscal 2011 Second Quarter Results — Page 6
Xata Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net loss to common shareholders	$(781)	$(2,108)	$(901)	$(3,821)

Adjustments:
Depreciation and amortization expense	1,548	1,385	2,988	2,320
Stock-based compensation	384	559	588	847
Net interest expense	53	33	94	314
Preferred stock dividends and deemed dividends	54	1,706	89	1,771
Income taxes	(182)	—	(197)	—
Interest expense on financing activities	—	579	—	1,358
Acquisition related interest mark to market, and costs	—	250	—	1,191

Total adjustments	1,857	4,512	3,562	7,801

Non-GAAP earnings	$1,076	$2,404	$2,661	$3,980

Non-GAAP earnings per diluted share	$0.04	$0.12	$0.10	$0.22

Shares used in calculating non-GAAP earnings per diluted share	27,127	20,230	26,770	17,691